Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 10-K/A of Community Bankers Trust Corporation for the year ended December 31, 2008, of our report dated March 17, 2008, relating to our audit of the consolidated financial statements of BOE Financial Services of Virginia, Inc. as of and for the year ended December 31, 2007.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

April 8, 2011